UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 8, 2016
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TRIMAS CORPORATION
(Exact Name of Registrant as Specified in Charter)
_______________________

Delaware	001-10716	38-2687639

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan		48304
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (248) 631-5450
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, on July 25, 2016, Mr. David M. Wathen agreed to step down from his positions as President and Chief Executive Officer of TriMas Corporation (the “Company”) and resign as a member of the Board of Directors (the “Board”) of the Company. In connection with his departure from the Company, on August 8, 2016, the Company entered into a Separation and Release Agreement with Mr. Wathen (the “Agreement”) primarily to provide certain waivers and releases required from Mr. Wathen under the Company’s Executive Severance/Change of Control Policy, effective as of August 13, 2013 (the “Severance Policy”), and to memorialize the separation payments and benefits Mr. Wathen is entitled to receive under the Severance Policy.
Pursuant to the Agreement, Mr. Wathen will, in general, be entitled to an amount equal in value to two years of annual base salary, plus two years of short-term incentive payments at his target level for the 2016 calendar year, accrued but unpaid base salary and earned but unused vacation through his termination date, his pro-rated short-term incentive award for 2016 through his termination date based on actual full-year performance, vesting of a pro rata portion of outstanding time-based vesting equity awards (and certain performance equity awards based on actual performance through the entire applicable performance period) granted to him under applicable equity plans of the Company, executive level outplacement services for up to 12 months, continued medical benefits for up to 24 months and accrued vested benefits under other benefit plans, programs or arrangements of the Company.
Under the terms of the Agreement, Mr. Wathen has agreed to adhere to certain non-competition and customer and employee non-solicitation obligations set forth in the Severance Policy, for a period of 24 months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

	By:	/s/ Joshua A. Sherbin
Name: Joshua A. Sherbin Title: Senior Vice President, General Counsel and Corporate Secretary
Date: August 12, 2016